Draft dated April 17, 1997

                  								NEWS RELEASE
                 NASDAQ Common Stock Symbol: FMPO


FM Properties Inc.                       Financial Contacts:
1615 Poydras Street                       Chris D. Sammons   Craig E. Saporito
New Orleans, LA  70112                    (504) 582-4474     (504) 582-4476



FM PROPERTIES INC. AMENDS STOCKHOLDER RIGHTS PLAN

NEW ORLEANS, LA., April 21, 1997 -- FM Properties Inc. (NASDAQ:FMPO) today announced that its Board of Directors has amended its stockholder rights plan to increase the percentage ownership threshold at which the plan is activated. Previously, the rights issued under the plan would have become exercisable whenever an individual or group purchased 15 percent or more of FMPO's common stock. After the amendment, the rights will become exercisable whenever an individual or group purchases 20 percent or more of FMPO's common stock. If a stockholder exceeds the 20 percent threshold, all other stockholders will be able to exercise their rights, which will entitle them to buy FMPO common stock at a discounted price.

	The amendment was adopted in response to a request from one of FMPO's large stockholders, an investment advisory firm holding shares for numerous clients, to allow it to increase such holdings above the current level of approximately 14.9 percent. FMPO believes that the amended plan will continue to provide important protection for all of its stockholders.

	FMPO is engaged in the development and marketing of real estate in the Austin, Dallas, Houston and San Antonio, Texas areas.